Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS THIRD QUARTER
NET INCOME OF $261 MILLION OR $0.47 PER DILUTED SHARE

Riverwoods, IL, Sept. 20, 2010 – Discover Financial Services (NYSE: DFS) today reported net income for the third quarter of 2010 of $261 million, as compared to net income of $577 million for the third quarter of 2009.  The results for the prior year included approximately $287 million (after tax) related to the Visa/MasterCard antitrust litigation settlement.

Third Quarter Highlights

•	Discover card sales volume of $24 billion in the quarter continued to show positive growth trends, increasing 5% from the prior year.

•	Net interest margin of 9.16% remained relatively stable as compared to the prior quarter, as the impact of legislative changes was offset by lower interest charge-offs.

•	Credit performance continued to improve, with net charge-offs down $102 million from the prior quarter and a net charge-off rate for the third quarter of 7.18%.

•	Loans over 30 days delinquent declined $180 million in the quarter, which led to a $187 million release of loan loss reserves.

•	Payment Services processed record transaction volume in the quarter of $39 billion and showed continued strong results with profit before tax up 36% from the prior year.

•	Deposit balances originated through direct-to-consumer and affinity relationships grew $1.5 billion in the quarter to $19.1 billion.

"The very positive credit trends that began to manifest themselves earlier this year continued to benefit our results this quarter,” said David Nelms, chairman and chief executive officer of Discover.  “The ongoing improvement in the outlook for credit performance of our cardmembers has enabled us to accelerate investments for long-term profitable growth.  In addition, Discover card spending continued to grow nicely this quarter and our third-party credit and debit network businesses achieved record transaction volumes.”

Segment Results:

Direct Banking

The discussion that follows compares amounts reported for the third quarter of 2010 to 2009 on an “as-adjusted” basis1.  The table below reconciles the 2009 as-adjusted amounts with the relevant measure on an as reported basis where appropriate, and shows the comparable 2010 U.S. GAAP results.

1 The company adopted Statement of Financial Accounting Standards No. 166 and 167, on Dec. 1, 2009, which amended ASC Section 860 and 810, resulting in the inclusion of its credit card securitization trusts in its consolidated financial results beginning with the first quarter of 2010.  In order to provide more meaningful historical comparisons for analyzing data, schedules have been prepared to reflect the results for 2009 on an “as-adjusted” basis.  The as-adjusted basis assumes that the trusts used in the company’s securitization activities were consolidated into the financial results for 2009.  The as-adjusted basis also excludes from results income received in connection with the company’s settlement of its antitrust litigation with Visa and MasterCard in 2009.  All references to financial information on an “as-adjusted” basis reflect these adjustments.  For more information, and a detailed reconciliation, see the schedule titled “Reconciliation of GAAP to As Adjusted Data” attached to this press release.

	Quarter Ended
	August 31, 2009		Quarter Ended	Quarter Ended
	Managed -		August 31, 2009	August 31, 2010
	As Reported	Adjustments	As Adjusted	GAAP

Credit Card Interest Yield	12.99%	0.06%	13.05%	12.86%
Net Interest Margin	9.90%	0.05%	9.95%	9.16%
Other Income	$1,056	($542)	$514	$496
Provision for Loan Losses	$924	$161	$1,085	$713
Direct Banking Income Before Taxes	$913	($695)	$218	$395

Allowance for Loan Losses	$1,832	$1,876	$3,708	$3,744
Reserve Rate	7.19%	0.09%	7.28%	7.47%

Direct Banking pretax income of $395 million in the third quarter of 2010 was a $177 million improvement from the third quarter of 2009, as adjusted.

Discover card sales volume grew 5% from the prior year, the fourth consecutive quarter of year-over-year growth, as the average spend from our most loyal customers increased and the company continued to increase merchant acceptance.  Credit card loans were $45.2 billion, essentially unchanged from the prior quarter and down $2.9 billion from the prior year, driven by a reduction in promotional rate balances and an increase in the payment rate.

Total loans ended the quarter at $50.1 billion, down 2% compared to the prior year, as the decline in credit card loans was partially offset by an increase in student loans.  During the fourth quarter of 2010, the company expects to sell approximately $1.4 billion of certain eligible Federal Family Education Loan Program (“FFELP”) loans to the U.S. Department of Education (“DOE”) as part of the DOE’s loan purchase program.

Net interest margin was 9.16%, a decrease of 79 basis points from the prior year as adjusted and relatively flat to the prior quarter.  The decrease from the prior year reflects the increase in lower rate student loan balances, the impact of legislative changes on credit card yield and higher funding costs.  This decrease was partially offset by a reduction in promotional rate credit card balances and lower interest charge-offs.  Net interest margin was flat to the prior quarter as the impact of legislative changes on credit card yield was offset by a decrease in interest charge-offs.

Loans delinquent over 30 days continued to decline from the fourth quarter of 2009 peak as credit trends continue to improve.  The delinquency rate was 4.16%, an improvement of 95 basis points from the prior year, and 36 basis points from the prior quarter.  The net charge-off rate decreased to 7.18% for the third quarter of 2010, down 122 basis points from the prior year and 79 basis points from the prior quarter.

Provision for loan losses of $713 million decreased $373 million, or 34%, from the prior year, as adjusted, driven by lower charge-offs and a reduction in the allowance for loan losses.  Improvement in the outlook for credit performance over the next twelve months led to a reduction in the loan loss reserve rate, which resulted in a reserve release of $187 million in the third quarter of 2010 versus a reserve build of $7 million in the third quarter of 2009.

Other income decreased $19 million, or 4% from the prior year as adjusted, primarily due to lower late fees and the discontinuance of overlimit fees beginning in February 2010.  This decrease was partially offset by a gain related to the liquidation of collateral supporting the company’s previously disclosed Golden Key investment and higher discount and interchange revenue from higher sales volume.

Expenses were up $45 million, or 9%, from the prior year, reflecting increased account acquisition, advertising and promotional marketing spending, partially offset by cost containment initiatives.

Payment Services

Payment Services pretax income of $37 million in the quarter was up $10 million, or 36%, from the prior year. Revenues were up $7 million, reflecting increased volumes from new and existing clients, as well as higher margins from transactions on the PULSE ATM/Debit network.  Expenses were down $3 million, as the third quarter of 2009 included a number of significant Diners Club marketing initiatives.

Payment Services dollar volume was a record $39 billion for the third quarter, up 8% from the prior year, driven by higher PULSE and Third-Party Issuer volume.  The number of transactions on the PULSE network increased 17%.

Proposed Acquisition of the Student Loan Corporation

On Sept. 17, 2010, Discover announced that it has reached an agreement to acquire The Student Loan Corporation (“SLC”) for $600 million, or $30 per share.  Separately and immediately prior to the closing of Discover’s transaction, SLC will sell $28 billion of assets to Sallie Mae and $9 billion of assets to Citibank.  Discover will acquire $4.2 billion of private student loans and related assets at an 8.5% discount, along with $3.4 billion of SLC’s existing asset-backed securitization debt funding.  The amount to be paid by Discover for the private student loan assets is subject to a post-closing purchase price adjustment between Discover and Citibank, which owns 80% of SLC’s outstanding common stock.  Completion of the acquisition, which is expected by Dec. 31, 2010, is subject to certain conditions including, among others, approval by SLC’s stockholders, the closing of SLC’s asset sale transactions with Sallie Mae and Citibank and any regulatory approvals.

Conference Call and Webcast Information

The company will host a conference call to discuss its third quarter results on Monday Sept. 20, 2010, at 10:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, new laws and rules related to financial regulatory reform, and bank holding company regulations and supervisory guidance; restrictions on the company’s operations resulting from financing transactions; the actions and initiatives of current and potential competitors; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty financing or integrating new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2009 and Quarterly Report on Form 10-Q for the quarter ended May 31, 2010, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Discover Financial Services
As Adjusted Basis (for 2009 data) 1
(unaudited, dollars in thousands, except per
share statistics)	Quarter Ended
	Aug 31, 2010	May 31, 2010	Aug 31, 2009

Earnings Summary
Interest Income	$1,535,939	$1,551,782	$1,660,787
Interest Expense	389,137	404,621	382,238
Net Interest Income	1,146,802	1,147,161	1,278,549
Other Income	564,144	512,844	575,717
Revenue Net of Interest Expense	1,710,946	1,660,005	1,854,266
Provision for Loan Losses	712,565	724,264	1,085,209
Total Other Expense	566,238	513,548	523,838
Income Before Income Taxes	432,143	422,193	245,219
Tax Expense	171,526	164,126	94,655
Net Income	$260,617	$258,067	$150,564

Net Income Allocated to Common Stockholders 2	$258,194	$184,590	$130,954

Income Before Income Taxes, Direct Banking	$395,299	$385,939	$218,080
Income Before Income Taxes, Payment Services	$36,844	$36,254	$27,139

Basic EPS 3	$0.47	$0.34	$0.26
Diluted EPS 3	$0.47	$0.33	$0.25

Balance Sheet Statistics
Total Assets	$60,057,553	$62,153,678	$63,929,520
Total Equity	$6,111,297	$6,038,267	$7,148,275
Total Loans	$50,130,664	$50,024,718	$50,896,596
Average Total Loans	$49,687,300	$49,818,909	$50,957,954

Key Ratios
Net Interest Margin 4	9.16%	9.14%	9.95%
Return on Loan Receivables 5	2.08%	2.06%	1.17%
Reserve Rate 6	7.47%	7.86%	7.28%
Reserve Rate (excluding guaranteed student loans) 7	7.80%	8.21%	7.41%
Interest Yield 8	12.16%	12.25%	12.79%
Net Principal Charge-off Rate 9	7.18%	7.97%	8.40%
Delinquency Rate (over 30 days) 10	4.16%	4.52%	5.11%
Delinquency Rate (over 90 days) 11	2.19%	2.45%	2.60%

Total Discover Card Volume	$25,552,568	$24,247,382	$23,955,402
Discover Card Sales Volume	$23,992,715	$22,858,772	$22,768,927

Volume
PULSE Network	$30,581,850	$28,645,624	$28,051,978
Third-Party Issuers	1,793,785	1,678,337	1,446,308
Diners Club International 12	6,542,418	6,708,533	6,465,990
Total Payment Services	38,918,053	37,032,494	35,964,276
Discover Network - Proprietary 13	24,880,163	23,631,719	23,579,434
Total	$63,798,216	$60,664,213	$59,543,710

1As adjusted basis (non-GAAP) data is presented to show how the Company's financial data would be presented for the fiscal quarter ended August 31, 2009 if the trusts used in the Company’s securitization activities were consolidated into the Company’s financial statements for the period. As adjusted income statement data also excludes the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009. For reconciliation of comparable GAAP measures see Reconciliation of GAAP to As Adjusted data.

2 Net Income Allocated to Common Stockholders represents net income less (i) dividends and accretion of discount on shares of preferred stock and (ii) income allocated to participating securities.

3 Earnings per share represents net income allocated to common stockholders divided by the weighted average common shares outstanding.

4 Net Interest Margin (formerly referred to as Net Yield on Loan Receivables) represents net interest income (annualized) divided by average total loans for the period.

5 Return on Loan Receivables represents net income (annualized) divided by average total loans for the period.

6 Reserve Rate represents the allowance for loan losses divided by total loans. The Reserve Rate includes federal student loans held for sale.

7 Reserve Rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. The Company believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss. For a corresponding reconciliation of loans excluding the guaranteed portion of student loans to a GAAP financial measure, see Reconciliation of GAAP to As Adjusted data schedule.

8 Interest Yield represents interest income on loan receivables (annualized) over average loans for the reporting period.

9 Net Principal Charge-off Rate represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.

10 Delinquency Rate (Over 30 Days) represents loans delinquent over thirty days divided by ending loans.

11 Delinquency Rate (Over 90 Days) represents loans delinquent over ninety days divided by ending loans.

12 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

13 Gross proprietary sales volume on the Discover Network.

DISCOVER FINANCIAL SERVICES

RECONCILIATION OF GAAP TO AS ADJUSTED DATA

The following pages present a reconciliation for certain information disclosed in the financial data supplement.

The trusts used in the securitization activities of Discover Financial Services (the "Company") are included in the Company's consolidated financial results beginning with the fiscal quarter ending February 28, 2010, in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 166,  Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140  ("Statement No. 166" (codified under the FASB Accounting Standards Codification ("ASC") Section 860,  Transfers and Servicing ) and Statement of Financial Accounting Standards No. 167,  Amendments to FASB Interpretations No. 46(R)  ("Statement No. 167") (codified under ASC Section 810,  Consolidation), which were effective for the Company at the beginning of its current fiscal year, December 1, 2009.

The Company did not retrospectively adopt Statements No. 166 and 167 and, therefore, financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for 2010 and beyond will reflect the new accounting requirements, but the historical GAAP financial statements for periods ending on or before November 30, 2009 will continue to reflect the accounting applicable prior to the Company’s adoption of Statements No. 166 and 167.

To allow for a more meaningful historical comparison in analyzing financial data presented in 2010 and beyond, the Company has prepared financial statements showing how the Company's financial data would have been presented if the trusts used in the Company's securitization activities were consolidated into the Company's financial statements in 2009. In preparing the financial statements, the Company made securitization and as adjusted adjustments for each period.  Securitization adjustments reverse the effect of loan securitization by recharacterizing securitization income to report interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues in the same lines as non-securitized loans. As adjusted adjustments include additional amounts necessary to reflect results as if the trusts used in our securitization activities had been fully consolidated in our historical results and adjustments to exclude the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009.

Reserve rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. A reconciliation of total loans, a GAAP financial measure, to loans excluding the guaranteed portion of student loans is shown on the pages that follow. A portion of the Company's student loans are 97% guaranteed by the federal government under the Federal Family Education Loan Program. These guaranteed student loans carry little default risk and therefore, are reserved at a significantly lower rate than the remaining portfolio. Management believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss.

Discover Financial Services
Reconciliation of GAAP to As Adjusted Data
(unaudited, dollars in thousands, except per share statistics)
	Quarter Ended
	Aug 31, 2010	May 31, 2010	Aug 31, 2009

GAAP Total Loans	$50,130,664	$50,024,718	$25,489,809
Securitization Adjustments	NA	NA	25,414,036
Managed Basis	50,130,664	50,024,718	50,903,845
As Adjusted Adjustments	-	-	(7,249)
As Adjusted Total Loans	50,130,664	50,024,718	50,896,596
Less: Guaranteed portion of student loans	(2,128,446)	(2,120,231)	(889,963)
As Adjusted Total Loans Less: Guaranteed portion of student loans	$48,002,218	$47,904,487	$50,006,633

Reserve Rate
GAAP Basis	7.47%	7.86%	7.19%
Adjustments	-	-	0.09%
As Adjusted	7.47%	7.86%	7.28%
Adjustments (to exclude guaranteed student loans)	0.33%	0.35%	0.13%
As Adjusted (excluding guaranteed student loans)	7.80%	8.21%	7.41%

Total Company
Interest Income
GAAP Basis			$833,217
Securitization Adjustments			830,864
Managed Basis			1,664,081
As Adjusted Adjustments			(3,294)
As Adjusted			$1,660,787

Interest Expense
GAAP Basis			$304,401
Securitization Adjustments			88,241
Managed Basis			392,642
As Adjusted Adjustments			(10,404)
As Adjusted			$382,238

Net Interest Income
GAAP Basis			$528,816
Securitization Adjustments			742,623
Managed Basis			1,271,439
As Adjusted Adjustments			7,110
As Adjusted			$1,278,549

Other Income
GAAP Basis	$1,315,960
Securitization Adjustments	(199,195)
Managed Basis	1,116,765
As Adjusted Adjustments	(541,048)
As Adjusted	$575,717

Revenue Net of Interest Expense
GAAP Basis	$1,844,776
Securitization Adjustments	543,428
Managed Basis	2,388,204
As Adjusted Adjustments	(533,938)
As Adjusted	$1,854,266

Provision for Loan Losses
GAAP Basis	$380,999
Securitization Adjustments	543,428
Managed Basis	924,427
As Adjusted Adjustments	160,782
As Adjusted	$1,085,209

Income Before Income Taxes
GAAP Basis	$939,939
As Adjusted Adjustments	(694,720)
As Adjusted	$245,219

Tax Expense
GAAP Basis	$362,485
As Adjusted Adjustments	(267,830)
As Adjusted	$94,655

Net Income
GAAP Basis	$577,454
As Adjusted Adjustments	(426,890)
As Adjusted	$150,564

Net Income Allocated to Common Stockholders
GAAP Basis	$552,928
As Adjusted Adjustments	(421,974)
As Adjusted	$130,954

Basic EPS
GAAP Basis	$1.08
Adjustments	(0.82)
As Adjusted	$0.26

Diluted EPS
GAAP Basis	$1.07
Adjustments	(0.82)
As Adjusted	$0.25

Total Assets
GAAP Basis	$42,698,290
Securitization Adjustments	25,096,019
Managed Basis	67,794,309
As Adjusted Adjustments	(3,864,789)
As Adjusted	$63,929,520

Total Equity
GAAP Basis	$8,386,202
As Adjusted Adjustments	(1,237,927)
As Adjusted	$7,148,275

Average Total Loans
GAAP Basis	$26,380,203
Securitization Adjustments	24,590,853
Managed Basis	50,971,056
As Adjusted Adjustments	(13,102)
As Adjusted	$50,957,954

Income Before Income Taxes, Direct Banking
Managed	$912,800
As Adjusted Adjustments	(694,720)
As Adjusted	$218,080

Net Interest Margin
GAAP Basis	7.95%
Adjustments	2.00%
As Adjusted	9.95%

Return on Loan Receivables
GAAP Basis	8.68%
Adjustments	(7.51%)
As Adjusted	1.17%

Interest Yield
GAAP Basis	12.10%
Adjustments	0.69%
As Adjusted	12.79%

Net Principal Charge-off Rate
GAAP Basis	8.05%
Adjustments	0.35%
As Adjusted	8.40%

Delinquency Rate (over 30 days)
GAAP Basis	4.86%
Adjustments	0.25%
As Adjusted	5.11%

Delinquency Rate (over 90 days)
GAAP Basis	2.46%
Adjustments	0.14%
As Adjusted	2.60%